Exhibit 10.48

RESTRICTIVE COVENANTS AGREEMENT
This Restrictive Covenants Agreement (this “Agreement”) is entered into by and between Prudential Financial, Inc., a New Jersey corporation (together with any successor to Prudential Financial, Inc., “Prudential”), and Mark B. Grier (“you”), effective February 14, 2020.
WHEREAS, you served as the Vice Chairman of Prudential immediately prior to your retirement from Prudential on August 31, 2019; and
WHEREAS, as Vice Chairman you had access to a significant amount of confidential information regarding Prudential and its affiliates and subsidiaries (collectively, the “Company Group”), and participated in numerous decisions regarding critically important aspects of the business of the Company Group; and
WHEREAS, during your employment, you received awards of Options, Restricted Stock Units, Performance Shares, Performance Units and/or Book Value Units (each, an “Award”) pursuant to the terms of Prudential’s 2016 Omnibus Stock Incentive Plan, as amended from time to time, and any former plans as applicable (collectively, the “Plan”); and
WHEREAS, because you were eligible to retire, you receive enhanced rights in respect of your Awards outstanding at the date of your retirement, subject to your compliance with certain restrictive covenants for specified period of times following the date of your termination of employment; and
WHEREAS, Prudential desires to extend the period during which you are subject to such restrictive covenants, and you are willing to agree to extend the period you are subject to such restrictive covenants, on terms and conditions that are comparable to those that would have applied had you received Awards under the Plan in 2020, at or about the time similar Awards are made to other key employees of the Company Group, in consideration of a cash payment equivalent in value to the 2020 Awards you would have received had you remain employed, but pro-rated to reflect your actual period of service during 2019.
NOW, THEREFORE, you and Prudential agree as follows:
1. Consideration. In consideration of the covenants set forth in Section 2 of this Agreement and your execution and non-revocation of the General Release (as defined in Section 4), Prudential agrees to pay you, or cause you to be paid to you, $5,335,000 in a single lump amount on or around February 28, 2020 following the execution hereof and the General Release (the “Covenants Payment”).
2. Restrictive Covenants and Acknowledgements.
(a) Restrictive Covenants for the Benefit of Prudential.
(i)You agree that until the third anniversary of the date hereof, you will not (i) other than on behalf of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than your former administrative assistant) to leave employment with the Company Group or (ii) hire or employ, or assist in the hire or employment, either directly or indirectly, of any employee of the Company Group (other than your former administrative assistant) or any former employee of the Company Group within 60 days of that former employee’s cessation of employment with the Company Group; and
(ii)You agree that until the first anniversary of the date hereof, you will not compete with the Company Group in any business in which the Company Group is engaged on the date hereof that operates in any geographic area in which the Company Group operates on the date hereof.
You acknowledge that Prudential and the Company Group provide a wide range of insurance, investment management and other financial products and services to customers throughout the world and that the restrictions contained in this Agreement are reasonable and necessary to protect Prudential’s and the Company Group’s legitimate interests in its confidential information, trade secrets, customer relationships, and investment in the training and development of its employees. You represent that you can earn a living while fully complying with all of the provisions, restrictions and covenants contained in these Agreement.

(a)Acknowledgements. You acknowledge and accept that each of the restrictions and covenants set forth in Section 2(a) of this Agreement will be construed as separate and divisible from each other. If any provision contained in this Agreement is for any reason held invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provision of this Agreement, and this Agreement will be construed as if the invalid, illegal or unenforceable provision had not been included herein. It is the intention of the parties that if any of the restrictions, requirements or covenants contained in this Agreement is held to cover a geographic area or to be for a length of time which is not permitted by any laws, rules and regulations applicable to this Agreement (“Applicable Laws”), or in any way construed to be too broad or to any extent invalid, that provision will not be null, void and of no effect, but to the extent the provision would be valid or enforceable under any Applicable Law, a court of competent jurisdiction will construe and interpret or reform this Agreement to provide for a restriction, requirement or covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Agreement) as will be valid and enforceable under Applicable Laws. Prudential, in its sole discretion, may waive any restriction or any breach in circumstances that it determines do not adversely affect its interests, but only in writing signed by its Chief Executive Officer or its most senior vice president responsible for Corporate Human Resources, or each of their respective successors, or each of their respective delegates. No waiver of a breach of a restriction, requirement or covenant will be deemed a waiver of any other breach.
3.    Remedies.
(a) Liquidated Damages. You agree that the restrictions in Section 2(a) of this Agreement are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and the other members of the Company Group. You agree and acknowledge that the amount of damages that would derive from the breach of any restriction is not readily ascertainable and that the restrictions provided hereunder are the consideration being provided by you to Prudential in exchange for the Covenants Payment. Accordingly, if you breach any of the covenants set out in Section 2(a) of this Agreement (a “Breach”), you shall return to Prudential all of the Covenants Payment, less $10,000, within five business days following of the date Prudential notifies you that a Breach has occurred (the “Notification Date”). In addition, you agree and acknowledge that, upon the Notification Date, (i) any then outstanding Award held by you pursuant to the terms of the Plan will be cancelled and (ii) you shall pay to Prudential in cash or in share of Prudential’s common stock (“Common Shares”) (rounded to the nearest whole share), as applicable, an amount equal in value (using the current Market Value of Common Shares on the Notification Date) to the profit, if any, realized by you within six (6) months before the date on which your terminated or at any time thereafter in respect of any Award granted to you under the Plan. The term “profit” referred to in the preceding sentence will be equal to (I) in the case of any Options, the sums (determined separately for each exercise of any portion of the Options within the applicable period established pursuant to such sentence) of (i) (A) the Market Value of a share of Common Shares on the date of exercise, in the case of a Cash Exercise, or the price at which shares of Common Shares are sold, in the case of a Same Day Sale, or a combination of such Market Value and sales price, in the case of a Sell to Cover, minus (B) the Grant Price of the Option, times (ii) the number of shares of Common Shares acquired on exercise of the Options; (II) in the case of any Restricted Stock Unit or Performance Share Award, the sums (determined separately for each grant payable within the applicable period established pursuant to such sentence) of (i) the Market Value of a share of Common Shares on the date of payment times (ii) the number of shares of Common Shares acquired or acquirable; and (III) in the case of any other Award payable in cash, the amount of cash paid in respect of such Award. You will pay any amount due (in the form of Common Shares, cash or a combination thereof, as applicable) to Prudential within five (5) business days of the Notification Date. If payment is not made within that period, any subsequent payment will be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of the Breach is sent to you by Prudential, plus two (2) percent. Interest payments will be made in cash.
For purposes of this Section 3(a) of this Agreement, any capitalized terms used but are not defined shall have the meanings ascribed to it under the Terms and Conditions applicable to the 2020 Long-Term Incentive Program under the Plan.
(b) Injunctive Relief. You also acknowledge that the damages to Prudential for any breach of Section 2(a) of this Agreement would be irreparable. Therefore, in addition to the monetary damages outlined in Section 3(a) above and/or any reasonable attorney’s fees that Prudential may incur to enforce its rights under this Agreement, Prudential will have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the restriction. Further, you consent to the issue of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

4.    General Release. As additional consideration to Prudential for the Covenants Payment, you agree that, simultaneously with the execution of this Agreement, you shall execute the general release attached hereto as Attachment A (the “General Release”). You agree that by executing the General Release you are waiving any right that you may have to review and consider the General Release for a longer period prior to the execution thereof. You further agree that, if you revoke the General Release in accordance with its terms, Prudential shall have the right (i) to rescind this Agreement by written notice to you within five (5) business days thereafter, and if Prudential shall elect to rescind this Agreement, neither party shall have obligation to the other under this Agreement, and (ii) to demand the immediate full repayment of the Covenants Payment to the extent any or all of the Covenants Payment was made to you and you have the obligation to make such repayment immediately in accordance with such demand.
5.    Governing Law. This Agreement will be governed by the laws of the State of New Jersey, without giving effect to its conflict of law provisions.
6.    Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.
IN WITNESS WHEREOF, Prudential and you have executed this Agreement as of the effective date stated above.

PRUDENTIAL FINANCIAL, INC.
/s/ Haroon Saeed
By: Haroon Saeed
MARK B. GRIER
/s/ Mark B. Grier